Exhibit 3.78

LIMITED LIABILITY COMPANY AGREEMENT

OF

ARAMARK FOOD SERVICE, LLC

A Delaware Limited Liability Company

THE UNDERSIGNED is executing this Limited Liability Company Agreement (the “Agreement”) dated as of April 9, 2007 for the purpose of (i) effectuating the conversion (the “Conversion”) of ARAMARK Food Service Corporation, a Delaware corporation (the “Converted Corporation”), to a Delaware limited liability company (the “Company”), and (ii) adopting a limited liability company agreement for the governance of the business and affairs of the Company, each pursuant to the provisions of the Act (as defined below).

1. Name; Formation. The name of the Company shall be ARAMARK Food Service, LLC or such other name as the Member may from time to time hereafter designate. The Company constitutes a continuation of the existence of the Converted Corporation in the form of a Delaware limited liability company. In accordance with Section 18-214(b) of the Act, the Certificate of Conversion (converting the Converted Corporation to the Company) and the Certificate of Formation of the Company have been duly executed by a Member or other person designated by a Member or by any officer, agent or employee of the registered agent of the Company in the State of Delaware (any such person being an authorized person to take such action) and filed in the Office of the Secretary of State of the State of Delaware. As provided in Section 18-214(d) of the Act, the existence of the Company is deemed to have commenced on February 28, 1966, the date the Converted Corporation was originally organized under the laws of the State of Delaware.

2. Definitions. Whenever used in this Agreement the following terms shall have the meanings respectively assigned to them in this Section 2 unless otherwise expressly provided herein or unless the context otherwise requires:

Act. “Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended from time to time.

Agreement. “Agreement” shall mean this Limited Liability Company Agreement of the Company as the same may be amended or restated from time to time in accordance with its terms.

Company: “Company” shall mean ARAMARK Food Service, LLC, a Delaware limited liability company formed pursuant to the Act and this Agreement.

Member: “Member” shall mean ARAMARK Entertainment, LLC, and any person or entity hereafter admitted to the Company as a member of the Company as provided in this Agreement.

3. Business Purpose. The Company is organized for the purposes of engaging in any lawful act or activity for which limited liability companies may be organized under the Act.

4. Period of Duration. The term of the Company shall continue in perpetuity, unless the Company is earlier dissolved pursuant to law or the provisions of this Agreement.

5. Foreign Qualification. The Company shall perform such acts as may be necessary or appropriate to register the Company as a foreign limited liability company authorized to do business in such jurisdictions as the Company shall deem necessary or appropriate in connection with the business of the Company.

6. Registered Agent and Registered Office. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

7. Members. Upon the effectiveness of the Conversion, ARAMARK Entertainment, LLC, a Delaware limited liability company, formerly, ARAMARK Entertainment, Inc., a Delaware corporation and the sole stockholder of the Converted Company prior to conversion (“ARAMARK”), is admitted as the Sole Member of the Company. New Members of the Company may be admitted upon the written consent of ARAMARK.

8. Capital Contribution. The cash, property or services previously contributed by ARAMARK to the Converted Corporation, the identified and agreed value of which are recorded in the books and records of the Company, constitute the capital contribution of ARAMARK to the Company. ARAMARK shall have no obligation to make any further capital contributions to the Company. Persons or entities hereafter admitted as Members of the Company shall make such contributions of cash, property or services to the Company as shall be determined by ARAMARK at the time of each such admission.

9. Management. Except as otherwise specifically provided in this Agreement, ARAMARK shall have the authority to, and shall, conduct the affairs of the Company.

10. Authorized Person. Any officer of the Company is designated as an authorized person, within the meaning of the Act, to execute, deliver and file, or to cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed in the office of the Secretary of State of the State of Delaware and all acts committed in furtherance thereof are ratified.

11. Officers.

(a) ARAMARK shall appoint a President, one or more vice presidents, a Secretary and a Treasurer, and shall from time to time appoint such other officers as it may deem proper.

(b) The term of office of all officers shall be until their respective successors are chosen and qualified, but any officer may be removed from office at any time by ARAMARK without cause assigned.

(c) The President, vice president and the Treasurer of the Company, and each of them, are hereby delegated the power, authority and responsibility of the day-to-day management, administrative, financial and implementive acts of the Company’s business, and each of them shall have the right and power to bind the Company and to make the final determination on questions relative to the usual and customary daily business decisions, affairs and acts of the Company.

Except as otherwise specifically provided in this Agreement, the officers shall have such duties as usually pertain to their offices except as modified by ARAMARK, and shall also have such powers and duties as may from time to time be conferred upon them by ARAMARK.

12. Method of Giving Consent. Any consent of a Member required by this Agreement may be given by a written consent.

13. Dissolution. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or (iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

(Signature page follows)

IN WITNESS WHEREOF, the Member has hereunto set its hand as of the day and year first above written.

ARAMARK ENTERTAINMENT, LLC Sole Member

By	/s/ Christopher S. Holland
Christopher S. Holland Treasurer

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